Exhibit T3A-73

Oriqinalstatuten	Übersetzunq / Translation

STATUTEN	ARTICLES OF INCORPORATION

der	of

WOFS International Finance GmbH (WOFS International Finance LLC) (WOFS International Finance S.à.r.l.)	WOFS International Finance GmbH (WOFS International Finance LLC) (WOFS International Finance S.à.r.l.)

mit Sitz in Baar	with registered office in Baar

I GRUNDLAGEN	I. BASICS

Art. 1	Art. 1

Firma und Sitz	Name and Registered Office

Unter der Firma	Under the corporate name of

WOFS International Finance GmbH (WOFS International Finance LLC) (WOFS International Finance S.à.r.l.)	WOFS International Finance GmbH (WOFS International Finance LLC) (WOFS International Finance S.à.r.l.)

besteht mit Sitz in Baar auf unbestimmte Dauereine Gesellschaft mit beschränkter Haftung gemäss Art. 772 ff. OR (die “Gesellschaft”).	exists for an unlimited period of time a limited liability company according to Art. 772 et sqq. of the Swiss Code of Obligations with registered office in Baar (the “Company”).

Art. 2	Art. 2

Zweck	Purpose

1       Der Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung und die Veräusserung von Schuldscheindarlehen, Forderungen aus Lieferungen und Leistungen oder anderen schuldahnlichen Papieren sowie der Erwerb, das Halten, die Verwaltung und die Veräusserung von direkten und indirekten Beteiligungen an schweizerischen und auslandischen Gesellschaften a Her Art.

1       The purpose of the Company is the acquisition, holding, management and sale of loan notes, trade receivables or other debt like instruments as well as the acquisition, holding, management and sale of direct and indirect shareholdings in Swiss and foreign companies of all kinds.

2 Die Gesellschaft kann ausserdem alle Geschäfte abschliessen und Vereinbarungen eingehen, die direkt oder indirekt dem Gesellschaftszweck die	2 The Company also engages in all commercial, financial or other operations which are appropriate to serve or to promote the development

nen oder in direktem Zusammenhang damit stehen (einschliesslich den Erwerb, das Halten, die Verwaltung oder die Veräusserung von Immaterialgüterrechten aller Art).	and the purpose of the Company (including acquiring, holding, managing or selling intellectual property rights of all kinds).

3       Die Gesellschaft kann ihrer direkten oder indirekten Muttergesellschaft sowie deren oder ihren direkten oder indirekten Tochtergesellschaften Darlehen oder andere Finanzierungen gewähren und für Verbindlichkeiten von solchen anderen Gesellschaften Sicherheiten aller Art stellen, einschliesslich mittels Pfandrechten an oder fiduziarischen Übereignungen von Aktiven der Gesellschaft oder Garantien jedwelcher Art, ob gegen Entgelt oder nicht.

3       The Company may grant loans or provide other kind of financing to its direct or indirect parent company and its or the parent company’s direct or indirect subsidiaries and may grant security of all kind for obligations of those companies, including by means of pledges over or fiduciary transfers of assets of the Company or by means of guarantees of any kind, with or without compensation.

4 Die Gesellschaft kann Grundstucke erwerben, halten, verwalten und veräussem.	4 The Company may acquire, manage, hold and sell real estate.

5 Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften in der Schweiz und im Ausland errichten, urn den vorgenannten Zweck zu erreichen,	5 The Company may set up branch offices and subsidiaries in Switzerland and abroad to accomplish any of the foregoing.

II. STAMMKAPITAL	II. COMPANY CAPITAL

Art. 3	Art. 3

Stammkapital und Stammanteile	Company Capital and Quotas

Das Stammkapital der Gesellschaft beträgt CHF 20’000 und ist voll einbezahlt. Es ist eingeteilt in 200 Stammanteile mit einem Nennwert von je CHF 100.	The registered capital of the Company amounts to CHF 20,000 and is fully paid in. It is divided into in 200 quotas with par value CHF 100 each.

Art. 4	Art. 4

Urkunden	Certificates

Die Gesellschaft kann über jeden einzelnen oder eine Mehrzahl von Stammanteilen Urkunden ausstellen. Diese müssen entweder als Beweisurkunde oder als Namenpapier errichtet werden.	The Company may issue certificates which embody one or several quotas. The certificates must be either in the form of an instrument or in the form of a registered quota.

Art. 5	Art. 5

Nachschusspflicht	Additional Contributions

Eine Nachschusspflicht der Gesellschafter wird ausdrücklich ausgeschlossen.	The obligation of the Quotaholders to make additional contributions is explicitly excluded

Art. 6	Art. 6

Anteilbuch	Quotaholders’ Register

Über die Stammanteile wird ein Anteilbuch geführt, in welches Namen und Adresse der Gesellschafter, der allfälligen Nutzniesser und Pfandgläubiger, die Anzahl und der Nennwert der einzelnen Stammanteile sowie allenfalls die Kategorien der Stammanteile jedes Gesellschafters und die Gesellschafter ohne Stimmrecht eingetragen werden müssen.

The quotas are registered in a quotaholders’ register, in which the names and addresses of the Quotaholders, possible usufructuaries and pledgees, the number and the nominal value of each quota as well as the categories of the quotas of each Quotaholder and any Quotaholders without voting rights are registered.

Art. 7	Art. 7

Übertragung von Stammanteilen	Transfer of Quotas

Die Abtretung von Stammanteilen sowie die Verpflichtung zur Abtretung von Stammanteilen bedürfen der schriftlichen Form. Die Abtretung von Stammanteilen bedarf keiner Zustimmung der Gesellschafterversammlung.

The assignment of quotas as well as the obligation to assign quotas must be in writing. The assignment of quotas shall not be subject to the approval by the Quotaholders’ meeting.

Art. 8	Art. 8

Nutzniessung und Pfandrecht	Usufruct and Pledge

Die Bestellung der Nutzniessung oder eines Pfandrechts an Stammanteilen bedarf der schriftlichen Form. Eine Zustimmung der Gesellschafterversammlung ist nicht erforderlich.	The creation of a usufruct or a security interest in quotas must be made in writing. An approval of the Quotaholders’ meeting is not required.

III. STELLUNG DER GESELLSCHAFTER	III. POSITION OF THE QUOTAHOLDERS

Art. 9	Art. 9

Nebenleistungspflichten	Additional Obligations

Nebenleistungspflichten der Gesellschafter werden ausdrücklich ausgeschlossen.	The Quotaholders have no additional obligations.

Art. 10	Art. 10

Treuepflicht und Konkurrenzverbot	Fiduciary Duty and Non-Competition

Die Gesellschafter sind zur Wahrung der Geschäftsgeheimnisse verpflichtet. Darüber hinausgehende Treuepflichten der Gesellschafter sind ausgeschlossen und die Gesellschafter unterliegen keinem Konkurrenzverbot.

The Quotaholders are obliged to keep the Companies’ business secrets confidential. The quotaholders have no further fiduciary duties towards the Company. Further, the Quotaholders are not subject to a non-competition clause.

IV. ORGANISATION DER GESELLSCHAFT	IV. ORGANIZATION OF THE COMPANY

Art. 11	Art. 11

Organe	Bodies

Die Organe der Gesellschaft sind:	The bodies of the Company are:

A. die Gesellschafterversammlung B. die Geschäftsführung C. die Revisionsstelle.	A. the Quotaholders’ meeting B. the Management Board C. the Auditors.

A. Gesellschafterversammlung	A. Quotaholders’ Meeting

Art. 12	Art. 12

Befugnisse	Powers

Oberstes Organ der Gesellschaft ist die Gesellschafterversammlung. Sie hat insbesondere folgende unübertragbare Befugnisse:	The Quotaholders’ meeting is the supreme body of the Company. In particular, it has the following non-transferable powers:

1. Änderung der Statuten;	1. modification of the Articles of Incorporation;

2. Bestellung und Abberufung von Geschäftsführern;	2. election and dismissal of the Members of the Management Board;

3. Bestellung und Abberufung der Mitglieder der Revisionsstelle und des Konzernrechnungsprüfers;	3. election and dismissal of the Auditors and the Group Auditors;

4. Genehmigung des Jahresberichtes und der Konzernrechnung;	4. approval of the annual report and the group financials;

5. Genehmigung der Jahresrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende und der Tantieme;	5. approval of the annual accounts as well as decision about the allocation of profits, in particular with regard to dividends and bonus payments to the members of the management board;

6. Festsetzung der Entschädigung der Geschäftsführer;	6. determination of the compensation of the members of the management board;

7. Entlastung der Geschäftsführer;	7. granting of release to the Members of the Management Board;

8. Zustimmung zur Abtretung von Stammanteilen beziehungsweise Anerkennung als stimmberechtigter Gesellschafter, falls die Statuten eine solche Zustimmung oder Anerkennung vorsehen;	8. consent to the transfer of quotas and acknowledgement as Quotaholder with voting rights, if the Articles provide for such consent or acknowledgment;

9. Zustimmung zur Bestellung einer Nutzniessung oder eines Pfandrechts an Stammanteilen, falls die Statuten eine solche Zustimmung vorsehen;	9. consent to the creation of a usufruct or a security interest in quotas, if the Articles provide for such consent;

10. Ermächtigung der Geschäftsführer zum Erwerb eigener Stammanteile durch die Gesellschaft oder Genehmigung eines solchen Erwerbs;	10. authorization to the Management Board to acquire Company quotas for and on behalf of the Company or ratification of such acquisition;

11. Beschlussfassung darüber, ob dem Gericht beantragt werden soil, einen Gesellschafter aus wichtigem Grund auszuschliessen;	11. resolution regarding the request to the court to exclude a Quotaholder for good cause;

12. Auflösung der Gesellschaft; und	12. dissolution of the Company; and

13. Beschlussfassung über die Gegenstände, die das Gesetz Oder die Statuten der Gesellschafterversammlung vorbehalten oder die ihr die Geschäftsführer vorlegen.

13.       resolution regarding all matters which are reserved to the Quotaholders’ meeting according to the law or the Articles of Incorporation or which are submitted to the Quotaholders’ meeting by the Management Board.

Art. 13	Art. 13

Gesellschafterversammlungen	Quotaholders’ Meetings

1       Gesellschafterversammlungen werden von den Geschäftsführem schriftlich oder mittels Telefax oder E-Mail und unter Angabe der Verhandlungsgegenstände sowie gegebenenfalls des Versammlungsortes und des Zeitpunktes spätestens 20 Tage vor dem Versammlungstag einberufen. Sie werden so oft abgehalten, als es im Interesse der Gesellschaft als erforderlich erscheint, mindestens jedoch einmal jährlich innerhalb von sechs Monaten nach Ablauf des Geschäftsjahres.

1       Quotaholders’ meetings are to be convened by the Management Board at least 20 days prior to the meeting, either in writing or by fax or by e-mail and must include the agenda of the meeting as well as, if applicable, the place and date of the Quotaholders’ meeting. Quotaholders’ meetings are held as often as it is in the interest of the Company, but at least once a year within six months after the end of the business year.

2       Die Einberufung einer Gesellschafterversammlung kann auch von einem oder mehreren Gesellschaftem, die zusammen mindestens zehn Prozent des Stammkapitals vertreten, schriftlich unter Angabe des Verhandlungsgegenstands und der Anträge verlangt werden.

2       The Quotaholders’ meeting is also to be convened upon demand by one or several Quotaholders representing at least ten percent of the quota capital. The demand to convene a meeting shall be in writing and shall specify the items and the proposals to be submitted to the meeting.

Art. 14	Art. 14

Zirkularbeschlusse	Written Resolutions

Verlangt nicht ein Gesellschafter die mündliche Beratung im Rahmen einer Versammlung, können Beschlüsse unter Einhaltung derselben Mehrheitserfordemisse, wie sie für die Gesellschafterversammlungen gelten, auch auf dem Zirkularweg schriftlich gefasst werden.

If an oral discussion in the form of a Quotaholders’ meeting is not requested by one of the Quotaholders the Quotaholders may pass their resolutions in writing by way of correspondence with the same majority requirements which are necessary to pass a resolution at a Quotaholders’ meeting.

Art. 15	Art. 15

Universalversammlung	Meeting of all Quotaholders

Sind sämtliche Gesellschafter anwesend oder vertreten und wird kein Widerspruch dagegen erhoben, kann eine Gesellschafterversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen	If all Quotaholders are present or duly represented and if there is no opposition the Quotaholders’ meeting can be held without observing the procedure for the convening of a Quotaholders’

Formvorschriften abgehalten werden.	meeting.

In dieser Versammlung kann über alle in den Geschäftskreis der Gesellschafterversamnnlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange sämtliche Gesellschafter anwesend oder vertreten sind. Es gelten dieselben Mehrheitserfordernisse wie bei den ordentlichen und ausserordentlichen Gesell-schafterversammlungen.

As long as all Quotaholders are present or duly represented, this meeting may validly debate and resolve on any matter which falls within the scope of the powers of a Quotaholders’ meeting. The same majority requirements as in case of ordinary and extraordinary Quotaholders’ meetings apply.

Art. 16	Art. 16

Vorsitz und Protokoll	Chair and Minutes

1       Falls nicht die Gesellschafterversammlung einen anderen Vorsitzenden bestimmt, leitet der Vor-sitzende der Geschäftsführung die Gesellschafterversammlung. Er bezeichnet den Protokollführer und die Stimmenzähler, die nicht Gesellschafter zu sein brauchen.

1       If the Quotaholders’ meeting does not appoint another chairman for the meeting, the chairman of the Management Board shall take the chair of the Quotaholders’ meeting. The chairman appoints the secretary and the scrutineers who need not be Quotaholders.

2       Der Protokollführer hat die Beschlüsse und Wahlergebnisse im Protokoll festzuhalten. Dieses hält zudem Anzahl, Art und Nennwert der vertretenen Stammanteile, die Begehren urn Auskunft und die darauf erteilten Antworten sowie die von den Gesellschaftern zu Protokoll gegebenen Erklärungen fest und ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen. Die Gesellschafter sind berechtigt, das Protokoll einzusehen.

2       The Secretary must record resolutions and appointments in the minutes. The minutes further state the amount, kind and nominal value of the quotas represented at the meeting, the information requests and the corresponding answers as well as the statements made by the Quotaholders for recording in the minutes. The minutes must be signed by the Chairman and the Secretary. The Quotaholders have the right to access the minutes.

Art. 17	Art. 17

Stimmrecht und Vertretung	Right to Vote and Proxy

1 Die Stimmrechte der Gesellschafter bemessen sich nach dem gesamten Nennwert ihrer Stammanteile.	1 The Quotaholders shall exercise their right to vote proportionally to the total nominal value of their quotas.

2 Gesellschafter dürfen ihre Stammanteile an ei-ner Gesellschafterversammlung mittels schriftli-cher Vollmacht durch einen Dritten, der nicht Gesellschafter zu sein braucht, vertreten lassen.	2 A Quotaholder may be represented at a Quotaholders’ meeting with a written proxy by another person who need not be a Quotaholder.

3       Im Falle der Nutzniessung an einem Stammanteil stehen das Stimmrecht und die damit zusammenhängenden Rechte dem Nutzniesser zu. Dieser wird dem Eigentümer ersatzpflichtig, wenn er bei der Ausübung seiner Rechte nicht in billiger Weise auf dessen Interessen Rücksicht nimmt.

3       In case of usufruct of a quota the voting rights and the other rights related thereto shall be exercised by the usufructuary. The usufructuary is liable to the owner of the quota if he does not exercise his rights in a way that respects the fair interests of the owner.

Art. 18	Art. 18

Beschlussfassung	Adoption of Resolutions

1       Die Gesellschafterversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der absoluten Mehrheit der vertretenen Stimmen. Der Vorsitzende der Gesellschafterversammlung hat den Stichentscheid. Kommt in einer ersten Abstimmung ein Beschluss nicht zu Stande, so ist eine zweite durchzuführen, in welcher, sofern nicht zwingende Vorschriften des Gesetzes oder die Statuten etwas anderes bestimmen, das relative Mehr entscheidet.

1       The Quotaholders’ meeting passes resolutions and appointments with the absolute majority of the quotas represented. The Chairman of the Quotaholders’ meeting has the casting vote. If a resolution cannot be passed upon the first voting there shall be a second voting at which the relative majority shall decide, unless otherwise provided by mandatory law or the Articles of Incorporation.

2       Ein Beschluss der Gesellschafterversammlung, der mindestens zwei Drittel der vertretenen Stimmen sowie die absolute Mehrheit des gesamten Stammkapitals (mit dem ein ausubbares Stimmrecht verbunden ist) auf sich vereinigt, ist insbesondere erforderlich fur:

2       A resolution by the Quotaholders meeting which requires the consent of at least two thirds of the quotas represented at the meeting as well as of the absolute majority of the company capital (with the right to vote) is in particular required for:

1. Änderung des Gesellschaftszweckes;	1. amendment of the purpose of the Company;

2. Einführung von stimmrechtsprivilegierten Stammanteilen;	2. adoption of preferred voting shares;

3. Erschwerung, Ausschluss oder Erleichterung der Übertragbarkeit der Stammanteile;	3. restriction, exclusion or relaxation of the transfer of quotas;

4. Erhöhung des Stammkapitals;	4. increase of the company capital;

5. Einschränkung oder Aufhebung des Bezugs-rechtes;	5. restriction or exclusion of the subscription right;

6. Antrag an das Gericht, einen Gesellschafter aus wichtigem Grund auszuschliessen;	6. petition to the court to exclude a Quotaholder from the Company for valid reason;

7. Verlegung des Sitzes der Gesellschaft; und	7. change of registered office of the Company; and

8. Auflösung der Gesellschaft.	8. dissolution of the Company.

3       Statutenbestimmungen, die für die Fassung bestimmter Beschlü sse grössere Mehrheiten als die vom Gesetz oder von den Statuten vorge-schriebenen festlegen, können nur mit dem vorgesehenen Mehr eingeführt und aufgehoben werden.

3 Regulations of the Articles of Incorporation that provide for a higher majority than required by the law or the Articles of Incorporation may only be introduced or abolished with such majority.

4 Die Einführung oder Erweiterung von Nebenleis-tungspflichten bedarf der Zustimmung aller davon betroffenen Gesellschafter.	4 The introduction or expansion of additional obligations requires the consent of all Quotaholders who are affected by such additional obligations.

der Gesellschafterversammlung sowie urn Be-kanntmachungen gegenüber den Gesellschaftern besorgt zu sein und stellt sicher, dass die erforderlichen Anmeldungen beim Handelsregister vorgenommen werden.	spectively, shall be responsible for convening the Quotaholders’ meetings as well as for notifying the Quotaholders and makes sure that the necessary applications to the Commercial Register are made.

Art. 20	Art. 20

Organisation	Organization

1       Die Geschäftsführung besteht aus einem oder mehreren Geschäftsführem, welche Gesellschafter oder Dritte sein können. Besteht die Geschaftsführung aus mehreren Geschaftsführem, so bestimmen diese den Vorsitzenden und legen ihre Zeichnungsberechtigung fest.

1       The Management Board consists of one or several members who may be Quotaholders or third parties. If the Management Board consists of several members, the members appoint a Chairman and determine the signing authority of each member.

2       Im Übrigen organisiert sich die Geschäftsführung im Rahmen des Gesetzes und der Statuten selber. Die Geschäftsführung kann im Rahmen ihrer Züstandigkeit und Befugnisse Reglemente erlassen. Solche Reglemente können für wichtige Entscheide der Geschaftsführung auch qualifizierte Prasenz- und Zustimmungsquoren vorsehen.

2       Incidentally, the Management Board shall organize itself within the regulations of the law and the Articles of Incorporation. The Management Board may, within its responsibilities, enact by-laws. Such by-laws may provide for qualified attendance quorums and majority votes.

3 Die Delegation von Zustandigkeiten und Verantwortlichkeiten der Geschaftsführung an einzelne Geschaftsführer oder Dritte ist in einem Organisationsreglementfestzulegen.	3 The delegation of responsibilities of the Management Board to specific members of the Management Board or to third parties must be stipulated in the organizational by-laws.

Art. 21	Art. 21

Bestellung und Abberufung	Appointment and Dismissal

1       Die Geschaftsführer werden durch die Gesellschafterversammlung jeweils für die Dauer von ‘ einem Jahr bestellt. Wiederwahl ist zulassig. Durch Mehrheitsbeschluss der Gesellschafterversammlung können die Geschaftsführer jederzeit abberufen werden.

1       The Quotaholders’ meeting appoints the members of the Management Board for the term of one year. Re-appointment is allowed. Members of the Management Board can be dismissed at any time by a majority vote of the Quotaholders.

2 Als Geschaftsführer können nur naturliche Personen eingesetzt werden.	2 Only physical persons can become members of the Management Board.

Art. 22	Art. 22

Beschlussfassung	Adoption of Resolutions

1       Die Geschaftsführung fasst ihre Beschlüsse an Sitzungen oder, soweit kein Geschäftsführer mündliche Beratung im Rahmen einer Sitzung verlangt, mit Zustimmung aller Geschäftsführer, auf dem Zirkularweg.

1       The Management Board passes its resolutions at meetings or, to the extent an oral debate at a meeting is not requested by one of the members of the Management Board, with the consent of all members of the Management Board, by written resolutions.

2 Die Geschaftsführung ist beschlussfahig, sobald die Mehrheit der Geschäftsführer an der Ge	2 The Management Board may pass resolutions if the majority of its members is present.

schaftsftihrersitzung anwesend ist.

3       Soweit nicht ein hoheres Zustimmungsquorum in einem entsprechenden Reglement festgelegt ist, fasst die Geschäftsführung ihre Beschlüsse mit der Stimmenmehrheit der anwesenden Geschäftsführer. Der Vorsitzende hat den Stichentscheid.

3       To the extent that the by-laws do not provide for a qualified majority vote, resolutions are taken by the majority of the votes of the Members of the Management Board who are present. The Chairman has the casting vote.

4 Kein Anwesenheitsquorum ist erforderlich, wenn die erfolgte Durchführung einer Kapitalerhohung festzustellen und die anschliessend vorzunehmende Statutenanderung zu beschliessen ist.	4 No presence quorum is required for the certification of the execution of a capital increase and the respective amendment to the articles of incorporation.

Art. 23	Art. 23

Sorgfalts- und Treuepflicht sowie Konkurrenzverbot der Geschäftsführer	Duty of Care and Fiduciary Duty as well as Non-Competition of the Members of the Management Board

1 Die Geschäftsführer sowie Dritte, die mit der Geschäftsführung befasst sind, mtissen ihre Aufgabe mit aller Sorgfalt erfullen und die Interessen der Gesellschaft in guten Treuen wahren.

1       The members of the Management Board as well as third parties to whom responsibilities of the Management Board have been delegated must fulfil their duties with due care and protect the interests of the Company.

2 Die Geschäftsführer sowie Dritte, die mit der Geschäftsführung befasst sind, durfen konkurrenzierende Tatigkeiten ausüben.	2 The members of the Management Board as well as third parties to whom responsibilities of the Management Board have been delegated are authorized to conduct competing business.

Art. 24	Art. 24

Auskunfts- und Einsichtsrecht der Gesell-schafter	Right of Information and Inspection of the Quotaholders

1 Jeder Gesellschafter kann von den Geschaftsführern Auskunft über alle Angelegenheiten der Gesellschaft verlangen.	1 Each Quotaholder has the right to request information from the Management Board about all matters concerning the Company.

2       Hat die Gesellschaft keine Revisionsstelle, so kann jeder Gesellschafter in die Bucher und Akten un-eingeschrankt Einsicht nehmen. Hat die Gesellschaft eine Revisionsstelle, so besteht ein Recht zur Einsichtnahme, soweit ein berechtigtes Inte-resse glaubhaft gemacht wird.

2       In case the Company has no auditors, each Quotaholder may request to inspect the books and files of the Company without restriction. In case Auditors have been appointed, the right to inspection only exists to the extent that the Quotaholder can credibly show that it has a legitimate interest.

3       Besteht die Gefahr, dass der Gesellschafter die erlangten Kenntnisse zum Schaden der Gesellschaft für gesellschaftsfremde Zwecke verwendet, so können die Geschäftsführer die Auskunft und die Einsichtnahme im erforderlichen Umfang verweigern; auf Antrag des Gesellschafters entscheidet die Gesellschafterversammlung.

3       If the Company risks that its Quotaholder uses the knowledge obtained from the inspection for purposes which are not in the interest of and may be harmful to the Company, the Management Board may deny the information request and the request to inspect the books and files to the extent necessary; on request of the Quotaholder, the Quotaholders’ meeting decides.

C. REVISIONSSTELLE	C. AUDITORS

Art. 25	Art. 25

Revisionsstelle	Auditors

1 Ist die Gesellschaft zur ordentlichen Revision verpflichtet, wählt die Gesellschafterversammlung jeweils für ein Jahr eine Revisionsstelle.	1 If the Company is obliged to have an ordinary audit, the Quotaholders’ meeting appoints Auditors for the term of one year.

2       Sind die Voraussetzungen für die Pflicht zur ordentlichen Revision nicht gegeben, so wählt die Gesellschafterversammlung jeweils für ein Jahr eine Revisionsstelle, welche die Jahres-rechnung eingeschrankt pruft.

2 If the Company is not required to provide for an ordinary audit, the Quotaholders’ meeting appoints Auditors for the term of one year who review the annual accounts.

3       Mit der Zustimmung sämtlicher Aktionäre kann auf die eingeschränkte Revision verzichtet werden, wenn die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat. Der Verzicht gilt auch für die nachfolgenden Jahre. Jeder Gesellschafter hat jedoch das Recht, spätestens 10 Tage vor der Gesellschafterversammlung die Durchführung einer eingeschränkten Revision und die Wahl einer entsprechenden Revisionsstelle zu verlangen.

3       With the approval of all Quotaholders and provided that the Company has not more than ten full time employees at an annual average, the requirement of a review by auditors can be waived. The waiver is also effective for the successive years. Each Quotaholder has the right to request a review and the appointment of auditors until 10 days prior to the Quotaholders’ meeting.

4 Die Revisionsstelle hat die im Gesetz umschriebenen Aufgaben.	4 The Auditors shall have the duties provided by law.

V. RECHNUNGSABSCHLUSS UND GEWINNVERTEILUNG	V. ANNUAL ACCOUNTS AND ALLOCATION OF PROFIT

Art. 26	Art. 26

Geschaftsbericht	Annual Report

1 Der Geschäftsbericht und gegebenenfalls der Revisionsbericht sind den Gesellschaftern spätestens zusammen mit der Einladung zur ordentlichen Gesellschafterversammlung zuzustellen.	1 The annual report and the audit report, if any, are to be sent to the Quotaholders together with the invitation to the ordinary Quotaholders’ meeting.

2 Die Gesellschafter können verlangen, dass ihnen nach der Gesellschafterversammlung die von ihr genehmigte Fassung des Geschaftsberichts zugestellt wird.	2 The Quotaholders may request a copy of the annual report as approved by the Quotaholders’ meeting.

Art. 27	Art. 27

Geschaftsjahr	Business Year

Die Geschäftsführer legen das Geschäftsjahr fest.	The Management Board shall determine the business year.

VI. AUFLÖSUNG UND LIQUIDATION	VI. DISSOLUTION AND LIQUIDATON

Art. 28	Art. 28

Auflösung und Liquidation	Dissolution and Liquidation

1 Die Auflösung der Gesellschaft kann durch einen Beschluss der Gesellschafterversammlung, über den eine öffentliche Urkunde zu errichten ist, erfolgen.	1 The dissolution of the Company is to be resolved by the Quotaholders’ meeting and to be recorded in a public deed.

2 Die Liquidation wird durch die Geschäftsführung besorgt, falls sie nicht durch einen Beschluss der Gesellschafterversammlung anderen Personen übertragen wird.	2 The liquidation shall be performed by the Management Board unless the Quotaholders’ meeting appoints other persons as liquidators.

3       Jeder Gesellschafter hat Anspruch auf einen Anteil am Liquidationsergebnis, der dem Verhaltnis der Nennwerte seiner Stammanteile zum Stammkapital entspricht. Wurden Nachschüsse geleistet und nicht zurückbezahlt, so ist deren Betrag den Stammanteilen der betreffenden Gesellschafter und dem Stammkapital zuzurechnen.

3       Each Quotaholder has a right to participate in the liquidation proceeds according to the total nominal value of its quotas in relation to the total capital of the Company. If additional contributions have been made and not returned, such additional contributions are to be added to the quotas of such Quotaholder and to the total capital of the Company.

VII. BENACHRICHTIGUNG	VII. NOTICES

Art. 29	Art. 29

Mitteilungen und Bekanntmachungen	Notices and Announcements

1 Mitteilungen der Geschäftsführung an die Gesellschafter erfolgen per Brief, Telefax oder E-Mail an die im Anteilbuch aufgeführten Adressen.	1 Notices to Quotaholders shall be made by ordinary e-mail, fax or e-mail to the addresses listed in the Quotaholders’ register.

2 Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	2 Official publications of the Company shall be made in the Swiss Official Gazette of Commerce.

Art. 30	Art. 30

Beabsichtigte Sachübernahmen	Intended Acquisitions of Assets

Die Gesellschaft beabsichtigt, nach ihrer Gründung von (i) Weatherford Worldwide Holdings GmbH, Zug, Schuldscheindarlehen zu einem Preis von höchstens USD 8’000’000’000 zu erwerben; (ii) WOFS Swiss Finance AG, Baar, Schuldscheindarlehen zu einem Preis von höchstens USD 4’500’000’000 zu erwerben; und (iii) WOFS Swiss Finance AG, Baar, Schuldscheindarlehen zu einem Preis von höchstens USD 450’000’000 zu erwerben.

The Company intends to acquire after its incorporation from (i) Weatherford Worldwide Holdings GmbH, Zug, loan notes at a maximum price of USD 8,000,000,000; (ii) WOFS Swiss Finance AG, Baar, loan notes at a maximum price of USD 4,500,000,000; and (iii) WOFS Swiss Finance AG, Baar, loan notes at a maximum price of USD 450,000,000.

* * *	* * *

Die englische Fassung ist eine Übersetzung des deutschen Orginaltextes und ohne rechtliche Verbindlichkeit.	The English version is a translation of the German original and shall not have binding effect.

Baar, 13. September 2013

Konformitatsbeqlaubiqunq

Die vorstehenden Statuten der WOFS International Finance GmbH (13 Seiten) stimmen mit der an der Grunderversammlung vom 13. September 2013 beschlossenen Fassung inhaltlich überein und werden hiermit offentlich beglaubigt.

St. Gallen, 13. September 2013

Die Urkundsperson:

/s/ Dr. Hubert Bühlmann
Dr. Hubert Bühlmann
Rechtsanwalt

DR. OEC.H. BUHLMANN Museumstrasse 35 9000 St.Gallen